Exhibit 10.12

December 29, 2008

Donald R. Dancer

Dear Don:

Reference is made to the Severance Agreement, dated October 29, 2007,  entered into by and between you and International Rectifier Corporation (the “Severance Agreement”).

The purpose of this letter is to supplement the terms of the Severance Agreement to include terms and conditions designed to make any payments pursuant to the Severance Agreement compliant with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”).

Your Severance Agreement is hereby modified as follows; capitalized terms used but not defined herein shall have the meaning ascribed to them in the Severance Agreement:

1.             Severance.  Subject to the conditions of payment described in Section 10 relating to specified employees, any Cash Severance payable pursuant to Section 2(b) of the Severance Agreement shall be paid in a cash lump sum on the 60th day following your “separation from service,” provided you have promptly executed and delivered (and not revoked) a Release Agreement within 50 days of your termination; provided, however, that if you fail to execute and deliver such release, or you revoke such release, you shall not be paid any Cash Severance pursuant to the Severance Agreement.  For this purpose, a “separation from service” shall be defined within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Except as modified hereby, your Severance Agreement remains unmodified.  Please indicate your agreement with the foregoing by signing where indicated below.

Regards,

INTERNATIONAL RECTIFIER CORPORATION

By:
Its: Assistant Secretary

Acknowledged and agreed:

Donald R. Dancer
Date: